Exhibit 5.1
March 14, 2006
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Ladies and Gentlemen:
          We are acting as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of up to 17,600,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) are to be sold by the Company pursuant to a prospectus supplement dated March 10, 2006 and the accompanying prospectus dated December 23, 2005 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-130681) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Prospectus, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5).

3.	The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware on March 9, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	An executed copy of the Underwriting Agreement, dated March 10, 2006, by and among the Company and Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named on Schedule A thereto (the “Agreement”).

6.	Certain resolutions of the Board of Directors of the Company (the “Board”) adopted by unanimous written consent on March 2, 2006, and certain resolutions of the Finance Committee of the Board adopted at a meeting held on March 9, 2006, in each case, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the execution and delivery of the Agreement, the issuance and sale of the Shares and arrangements in connection therewith (such documents, collectively, the “Board Resolutions”).

7.	Notice of the Underwriters’ exercise of their over-allotment option dated March 11, 2006.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that following the issuance of the Shares pursuant to the terms of the Agreement and receipt by the Company of the consideration for the Shares specified in the Agreement, the Shares will be validly issued, fully paid, and non-assessable.
          This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.